Exhibit 10.1(b)

NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE
ACTUANT CORPORATION 2009 OMNIBUS INCENTIVE PLAN
(Officer Grant)

GRANTEE:                    «First_Name» «Last_Name»

GRANTEE'S ADDRESS:                    «Address_Line_1»
«City» «State» «ZIP_Code»
«Country»
NUMBER OF SHARES OPTIONED:        «Shares»

BASE PRICE PER SHARE:            «base price»

DATE OF GRANT:	« grant date»

EXPIRATION DATE:	the earlier of (i) 10 years from the date of grant at 5:00 o'clock p.m., Milwaukee Business Time, or (ii) the date provided under Section 4.

This Stock Option Agreement (the “Agreement”) between Actuant Corporation (the “Company”) and the above named Grantee is effective as of the Grant Date indicated above. The Company and the Grantee hereby agree as follows:

1.Option. The Company hereby grants to the Grantee, effective as of the Grant Date, an option to purchase all or any part of the number of shares of Common Stock above stated at the base price per share above stated (which price is not less than the Fair Market Value of a share of Common Stock on the date of grant) upon the following terms and conditions.

2.Plan. This Option is granted under and subject to the terms of the Actuant Corporation 2009 Omnibus Incentive Plan (herein called the “Plan”). In the event of any conflict between any provisions of this Option and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Grantee hereby acknowledges receipt of a copy of the Plan.

3.Vesting of Option. Subject to the Grantee’s continued employment and except as otherwise provided herein or in the Plan, this Option shall vest and become exercisable only prior to the expiration date hereof, and then only as set forth in the following table:

Years from Date Option is Granted	Percentage of Shares Optioned Which is Vested and Exercisable
After Three Years	50%
After Five Years	100%

Notwithstanding the foregoing, in the event that Grantee's employment with the Company shall cease because of Grantee’s death, this Option shall become vested and exercisable by Grantee’s estate. Further, in the event that Grantee’s employment with the Company shall cease because of retirement after age 60, or disability, the Committee or its designee may, in its discretion, determine that this Option shall become fully vested and exercisable.

4.    Term of Option. All rights to exercise this Option shall terminate upon the earlier of the following dates: (a) the expiration date of the Option; or (b) one year after Grantee's termination of employment with the Company or a Subsidiary. Options may be exercised only with respect to whole shares of stock. Nothing herein contained shall be construed to extend the ultimate term of any option beyond the period of 10 years from the date of the grant of such option.

5.    Manner of Exercise and Tax Withholding. The Grantee may exercise this Option from time to time, in whole or in part, with respect to any shares for which the right to exercise shall have accrued and not theretofore been exercised, by delivering to the Secretary of the Company written or electronic notice specifying the number of shares to be purchased, together with full payment of the exercise price and any required withholding taxes. The Grantee may elect to pay the exercise price for the Option in cash, by check, broker assisted cashless exercise, by delivering shares of Common Stock which are not shares of Restricted Stock at the time of delivery and which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least 6 months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. If withholding is required, in satisfaction of any withholding obligations under federal, state or local tax laws, the Company may (i) require the Grantee to pay to the Company in cash the entire amount or any portion of any taxes which the Company is required to withhold, or (ii) require the Grantee to authorize any properly authorized third party to sell the number of shares of Common Stock otherwise issuable to the Grantee having a Fair Market Value equal to the sums required to be withheld, along with any related expenses, and to remit the net proceeds thereof to the Company for payment of the taxes which the Company is required to withhold with respect to the options exercised. For purposes of administrative ease, the number of shares of Common Stock sold may be rounded up or down to the nearest whole share. The Grantee shall be responsible for any taxes relating to this Option and the surrender thereof not satisfied by the Company’s satisfaction of its withholding obligations. Unless otherwise determined by the Company, the Grantee shall be entitled to elect, in accordance with procedures determined by the Company, the method of satisfying his or her withholding obligations as described in either (i) or (ii) above, and, in the event no such election is properly made, the Company shall require the shares to be sold using the method described in (ii).

6.    No Rights To Continued Employment. Neither the Plan nor this Agreement nor the Award shall confer upon the Grantee any right with respect to continuance of employment by the Company, nor shall they interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

7.    Changes of Control; Sale of Operating Unit. The Committee may, in its complete discretion, determine the treatment of the option if (a) a Change in Control (as defined in the Plan) of the Company occurs when the Grantee is employed by the Company and prior to expiration of this Award, or (b) the Company sells an operating unit (subsidiary or division) employing the Grantee, and the Grantee ceases to be employed by the Company or any affiliate as a result of such disposition. Any change in the vesting of an option pursuant to such determination will be made in accordance with the general payment and timing provisions in Paragraph 5.

8.    Corporate Spinoff. In the event of a corporate spinoff separating the Company into two or more separate entities, the Committee may, in its complete discretion, adjust this Option in such manner as it deems appropriate, including converting this Option into an option to purchase stock of the entity which employs Grantee. The Committee also may, in its complete discretion, determine that a corporate spinoff separating the Company into two or more separate entities shall not be deemed a Change in Control for purposes of this Agreement. If Grantee is employed by one of the separate entities and the separate successor entity has a subsequent Change in Control (as determined by the Committee), the subsequent Change in Control shall be deemed a Change in Control for purposes of this Agreement, and the provisions of Paragraph 7 shall apply.

9.    Compensation Recovery. This Award shall be subject to recovery by the Company under its Compensation Recoupment Policy or any similar policy the Company may adopt or amend from time to time.

10.    No Rights in Shares Until Certificates Issued. Neither the Grantee nor his heirs nor his personal representative shall have any of the rights or privileges of a shareholder of the Company in respect of any of the shares issuable upon the exercise of the Option herein granted, unless and until certificates representing such shares shall have been issued upon the exercise of this Option.

11.    Transferability of Option. This Option may not be transferred except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and may be exercised during Grantee's lifetime only by him or by his guardian or legal representative; provided, however that the Grantee may transfer the Option, without payment of consideration, to family members of the Grantee or to trusts or partnerships for such family members by completing a Transfer of Stock Option form and filing it with the Committee.

12.    Prohibition Against Pledge, Attachment, etc. Except as otherwise herein provided, this Option and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by Grantee in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

13.    Notices. Any notice to be given to the Company under the terms of this agreement shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee may be addressed to him at his address as it appears on the Company's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mail or sent via electronic means (fax or e-mail).

14.    Wisconsin Contract. This option has been granted in Wisconsin and shall be construed under the laws of that state.

15.    Special Exercise Rights for Corporate Officers. A corporate officer who (a) voluntarily terminates employment after eight years with the Company, (b) provides at least one year advance notice to the Committee of such termination and has such termination accepted by the Committee, (c) in fact remains an employee for such period, and (d) terminates his employment at the end of the agreed upon period, shall become immediately and fully vested in this Option. This Option shall continue to be exercisable until three years after the termination of Grantee’s employment in accordance with this Paragraph 15.

Accepted as of the Date of Grant in accordance with, and subject to, the above terms and conditions of this Agreement and of the Plan document, a copy of which has been received by me.

______________________________
     «First_Name» «Last_Name»

DM_US 46748795-2.065322.0010